   Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 15, 2012, with respect to the financial statements of SkyBitz, Inc. for the year ended December 31, 2011 included in this Current Report on Form 8-K/A of Telular Corporation filed on March 22, 2012. We hereby consent to the inclusion of said report in the Registration Statements of Telular Corporation on Forms S-3 (File No. 333-176197, effective August 10, 2011, and File No. 333-128698, effective September 30, 2005) and on Forms S-8 (File No. 333-176198, effective August 10, 2011, File No. 333-170438 and File No. 333-170439, effective November 8, 2010, File No. 333-153732 and File No. 333-153733, effective September 30, 2008, and File No. 333-120086, effective October 29, 2004),

/s/ Grant Thornton LLP

McLean, VA
March 22, 2012